Exhibit 10.1

October 1, 2016

Michael Lewis, Ph.D.

Bio Diligence Partners, Inc.,

This letter shall serve as a twelfth amendment to the Services Agreement dated July 2, 2004. It is hereby agreed to extend the Agreement from October 1, 2016 to July 1, 2017. Compensation described in Exhibit A of the Agreement, as previously amended, will continue at the rate of $157,500.00 per annum and paid on a monthly basis. The reimbursement for 100% of the health insurance cost shall continue, paid quarterly.

All other sections of the Agreement continue as written.

Cara Therapeutics, Inc.

By:	/s/ Derek Chalmers
Name:	Derek Chalmers, Ph.D., D.Sc.
Title:	President & CEO

Bio Diligence Partners, Inc.

By:	/s/ Michael Lewis
Name:	Michael Lewis, Ph.D.
Title:	President